UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM S-8

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          TEXAS UTILITIES COMPANY
                       (doing business as TXU Corp)
------------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

              TEXAS                               75-2669310
------------------------------------------------------------------------------
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS  75201
------------------------------------------------------------------------------
            (Address of Principal Executive Offices)  (Zip Code)

                  DEFERRED AND INCENTIVE COMPENSATION PLAN
                                   OF THE
                       TEXAS UTILITIES COMPANY SYSTEM
------------------------------------------------------------------------------
                           (Full title of the Plan)


ROBERT A. WOOLDRIDGE, Esq.   PETER B. TINKHAM, Esq.  ROBERT J. REGER, JR.,
  Worsham, Forsythe &            Secretary and                Esq.
  Wooldridge, L.L.P.         Assistant Treasurer     Thelen Reid & Priest
    Energy Plaza                 Energy Plaza                 LLP
 1601 Bryan Street            1601 Bryan Street       40 West 57th Street
Dallas, Texas  75201         Dallas, Texas  75201     New York, New York
 (214) 979-3000                 (214) 812-4600              10019
                                                       (212) 603-2000
------------------------------------------------------------------------------
       (Names, addresses and telephone numbers, including area codes, of agents for service)

                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                     PROPOSED
                                     MAXIMUM       PROPOSED
 TITLE OF                            OFFERING      MAXIMUM
SECURITIES           AMOUNT           PRICE       AGGREGATE       AMOUNT OF
  TO BE              TO BE             PER        OFFERING       REGISTRATION
REGISTERED        REGISTERED(1)      SHARE(2)     PRICE(2)           FEE
------------------------------------------------------------------------------

Common Stock,
without par
value           800,000 shares    $33.40625     $26,725,000       $7,055
------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated, pursuant to Rule 457(c) and (h) of the 1933 Act, solely for the purpose of determining the registration fee (based on the average ($33.40625 per share) of the highest and the lowest sale price of Texas Utilities Company's common stock on the NYSE composite tape on December 14, 1999).

                                  PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by Texas Utilities Company, doing business as TXU Corp (Company or TXU Corp), and the Deferred and Incentive Compensation Plan of the Texas Utilities Company System with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act) are incorporated herein by reference into this registration statement.

         (a) Annual Report of TXU Corp on Form 10-K for the year ended December 31, 1998, File No. 1-12833.

         (b) Quarterly Reports of TXU Corp on Form 10-Q for the Quarters ended March 31, June 30, September 30, 1999 and Amended Quarterly Report of TXU Corp on Form 10-Q/A for the Quarter ended September 30, 1999, File No. 1-12833.

         (c) Current Report of TXU Corp on Form 8-K dated June 18, 1999, File No. 1-12833.

         (d) Current Report of TXU Corp on Form 8-K dated August 6, 1999, File No. 1-12833.

         (e) Current Report of TXU Corp on Form 8-K dated October 1, 1999, File No. 1-12833.

         (f) Current Report of TXU Corp on Form 8-K dated October 18, 1999, File No. 1-12833.

         (g) Annual Report of Deferred and Incentive Compensation Plan of the Texas Utilities Company System on Form 11-K for the Fiscal Year ended June 30, 1999, File No. 1-12833.

         (h) The description of the Company's common stock contained in a registration statement filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company and the Plan pursuant to sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this registration statement and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective date of the filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this registration statement are sometimes hereinafter referred to as the "Incorporated Documents."

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         At June 30, 1999, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,000 shares of the common stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Amended and Restated Articles of Incorporation of the Company provides as follows:

              "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

              "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

              "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

          Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

         Article X of the Amended and Restated Articles of Incorporation of the Company provides as follows:

              "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

                   (a) a breach of a director's duty of loyalty to the
                       Corporation or its shareholders;

                   (b) an act or omission not in good faith that constitutes
                       a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                   (c) a transaction from which the director received an
                       improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                   (d) an act or omission for which the liability of the
                       director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

          Section 22 of the Company's bylaws provides as follows:

              "Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

         The Company has entered into agreements with its directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

         The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain other liabilities and expenses.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

                PREVIOUSLY FILED*
               ------------------
            WITH FILE          AS
EXHIBIT      NUMBER         EXHIBIT
-------     ---------       -------
 4(a)        333-79221       4(a)    --    Amended and Restated Articles of
             333-79221 -01,                Incorporation of the Company.
             333-79221 -02,
             333-79221 -03

 4(b)        333-45657       4(b)    --    Bylaws, as amended, of the Company.
 5(a)                                --    Opinion of Thelen Reid & Priest LLP.
 5(b)                                --    Opinion of Worsham, Forsythe &
                                           Wooldridge, L.L.P.
 15                                  --    Letter of Deloitte & Touche LLP
                                           regarding unaudited interim
                                           financial information.
 23(a)                               --    Consent  of Deloitte & Touche  LLP.
 23(b)                               --    Consent of PricewaterhouseCoopers.

 23(c)                               --    Consents of Thelen Reid & Priest LLP
                                           and Worsham, Forsythe & Wooldridge,
                                           L.L.P. are contained in Exhibits
                                           5(a) and 5(b), respectively.
 24                                  --    Power of Attorney (see Pages II-6
                                                      and II-7).

-----------------
*Incorporated herein by reference.



         UNDERTAKING. The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9. UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act and each filing of the annual report of the Deferred and Incentive Compensation Plan of the Texas Utilities Company System pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each director and/or officer of Texas Utilities Company whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this
registration statement to   be signed on  its  behalf  by the undersigned,
thereunto duly authorized, in the City of Dallas, and State of Texas, on the 20th day of December, 1999.

                                            TEXAS UTILITIES COMPANY
                                            (doing business as TXU Corp)

                                            By:      /s/    Erle  Nye
                                                    ----------------------
                                              (Erle Nye, Chairman of the Board
                                                 and Chief Executive)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    SIGNATURE                               TITLE                   DATE
    ---------                               -----                   ----

 /s/  Erle Nye                         Principal Executive    December 20, 1999
-------------------------------        Officer and Director
(Erle Nye, Chairman of the Board
  and Chief Executive )

 /s/   Michael J. McNally              Principal Financial    December 20, 1999
-------------------------------        Officer
(Michael J. McNally, Executive Vice
  President and Chief Financial Officer)

 /s/   Jerry W. Pinkerton              Principal Accounting   December 20, 1999
-------------------------------        Officer
(Jerry W. Pinkerton, Controller)

 /s/   D. C. Bonham                    Director               December 20, 1999
---------------------------------
(Derek C. Bonham)

 /s/   J. S. Farrington                Director               December 20, 1999
--------------------------------
(J. S. Farrington)

 /s/   William M. Griffin              Director               December 20, 1999
-------------------------------
(William M. Griffin)

 /s/   Kerney Laday                    Director               December 20, 1999
-------------------------------
(Kerney Laday)

 /s/   Margaret N. Maxey               Director               December 20, 1999
-------------------------------
(Margaret N. Maxey)

 /s/   James A. Middleton              Director               December 20, 1999
-------------------------------
(James A. Middleton)

 /s/   J. E. Oesterreicher             Director               December 20, 1999
-------------------------------
(J.E. Oesterreicher)

 /s/   Charles R. Perry                Director               December 20, 1999
-------------------------------
(Charles R. Perry)

 /s/   Herbert H. Richardson           Director               December 20, 1999
-------------------------------
(Herbert H. Richardson)

                                 POWER OF ATTORNEY

         The Plan hereby appoints the Agents for Service named in this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.


                                     SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Organization and Compensation Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on the 17th day of December, 1999.


                                            DEFERRED AND INCENTIVE
                                            COMPENSATION PLAN OF THE
                                            TEXAS UTILITIES COMPANY SYSTEM

                                            By  /s/   Peter B. Tinkham
                                              --------------------------
                                              (Peter B. Tinkham, Administrator)

                                    EXHIBIT INDEX

             Previously Filed*
             ------------------
            With File        As
 Exhibit     Number        Exhibit
 -------     ------        -------
 4(a)        333-79221       4(a)    --    Amended and Restated Articles of
             333-79221 -01,                Incorporation of the Company.
             333-79221 -02,
             333-79221 -03

 4(b)        333-45657       4(b)    --    Bylaws, as amended, of the Company.

 5(a)                                --    Opinion of Thelen Reid & Priest LLP.

 5(b)                                --    Opinion of Worsham, Forsythe &
                                           Wooldridge, L.L.P.

 15                                  --    Letter of Deloitte & Touche LLP
                                           regarding unaudited interim
                                           financial information.

 23(a)                               --    Consent  of Deloitte & Touche  LLP.

 23(b)                               --    Consent of PricewaterhouseCoopers.

 23(c)                               --    Consents of Thelen Reid & Priest LLP
                                           and Worsham, Forsythe & Wooldridge,
                                           L.L.P. are contained in Exhibits
                                           5(a) and 5(b), respectively.

 24                                  --    Power of Attorney (see Pages II-6
                                           and II-7).

-----------------
*Incorporated herein by reference.